Prospectus Supplement

(To Prospectus dated August 16, 1999)

THE UNION LIGHT, HEAT AND POWER COMPANY
$20,000,000
7.875% DEBENTURES DUE 2009

The Debentures due 2009 will mature on September 15, 2009. We will pay interest on the Debentures on March 15 and September 15 of each year. The first such payment will be made on March 15, 2000. We may redeem the Debentures at any time before maturity. The Debentures will not be subject to any sinking fund.

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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                            PER DEBENTURE    TOTAL
 Initial public offering price............................      99.742%        $19,948,400
 Underwriting Discounts and Commissions...................       0.65%          $130,000
 Proceeds, before expenses, to Company....................      99.092%        $19,818,400

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from September 17, 1999 and must be paid by the purchaser as part of the initial public offering price if the Debentures are delivered after September 17, 1999.

              ----------------------------------------------------

The Underwriter expects to deliver the Debentures, in book-entry form, through The Depository Trust Company on or about September 17, 1999. Purchasers must pay for the Debentures in immediately available funds.

BANC ONE CAPITAL MARKETS, INC.

The date of this Prospectus Supplement is September 14, 1999.

                               TABLE OF CONTENTS

                                       PROSPECTUS SUPPLEMENT

About This Prospectus Supplement......................................................         S-2
Incorporation of Certain Documents by Reference.......................................         S-3
Selected Financial Information........................................................         S-4
Use of Proceeds.......................................................................         S-5
Certain Terms of the Debentures.......................................................         S-5
Underwriting..........................................................................         S-7
Legal Matters.........................................................................         S-8

                                            PROSPECTUS

About this Prospectus.................................................................           2
Where You Can Find More Information...................................................           2
Incorporation of Certain Documents by Reference.......................................           2
The Company...........................................................................           3
Use of Proceeds.......................................................................           3
Ratio of Earnings to Fixed Charges....................................................           3
Description of Debt Securities........................................................           3
Plan of Distribution..................................................................          10
Legal Matters.........................................................................          11
Experts...............................................................................          11

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read carefully this Prospectus Supplement along with the accompanying Prospectus before you invest. Both documents contain important information you should consider when making your investment decision. This Prospectus Supplement contains information about the Debentures and the accompanying Prospectus contains information about the Company and our debt securities generally. This Prospectus Supplement may add, update or change information in the accompanying Prospectus. You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. You should assume that the information appearing in this Prospectus Supplement or the accompanying Prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is current only as of its respective date. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. We have not authorized anyone else to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. In this Prospectus Supplement and the accompanying Prospectus, "ULH&P," the "Company," "we," "us" and "our" refer to The Union Light, Heat and Power Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this Prospectus Supplement. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until we sell all of the Debentures.

 (i) ULH&P's Annual Report on Form 10-K           For year ended December 31, 1998

(ii) ULH&P's Quarterly Reports on Form 10-Q       Quarters ended March 31, 1999 and June 30, 1999

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               William L. Sheafer
                          Vice President and Treasurer
                    The Union Light, Heat and Power Company
                             139 East Fourth Street
                            Cincinnati, Ohio, 45202
                                 (513) 287-2644

                         SELECTED FINANCIAL INFORMATION

    The following tables set forth certain financial information of ULH&P. This information is derived from the historical results of the Company. See "Available Information" in the accompanying Prospectus. All amounts are in thousands except the ratio of earnings to fixed charges.

SELECTED INCOME INFORMATION

                                                SIX MONTHS         12 MONTHS ENDED DECEMBER 31,
                                                ENDED JUNE    ---------------------------------------
                                                 30, 1999        1998          1997           1996
                                               -------------  ----------  --------------   ----------
                                                             (THOUSANDS, EXCEPT RATIOS)
Operating Revenues...........................  $   139,824    $  256,813  $      271,622   $  267,768
Operating Income.............................  $    17,289    $   27,170  $       28,021   $   30,868
Interest Charges--Net........................  $     2,995    $    4,604  $        4,768   $    4,661
Net Income...................................  $     7,962    $   13,550  $       12,917   $   14,596
Ratio of Earnings to Fixed Charges...........         4.84          4.40            5.09         4.98

    For the purpose of computing our ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of (i) interest expense, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) an estimate of the interest within rental expense.

CAPITALIZATION

                                                           OUTSTANDING JUNE 30, 1999
                                                    ---------------------------------------
                                                         AMOUNT         % OF CAPITALIZATION
                                                    ----------------    -------------------
                                                      (THOUSANDS)
Total debt........................................       $   95,060               41.9%
Common stock equity...............................          131,804               58.1
                                                    ----------------             -----
    Total capitalization..........................       $  226,864              100.0%
                                                    ----------------             -----
                                                    ----------------             -----

                                USE OF PROCEEDS

    We plan to add the net proceeds from the sale of the Debentures to our general funds and to use such funds to repay a portion of our short-term indebtedness incurred in connection with our construction program.

                        CERTAIN TERMS OF THE DEBENTURES

    The following description of the particular terms of the Debentures supplements the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities".

PRINCIPAL AMOUNT, INTEREST AND MATURITY

    We are issuing $20,000,000 of Debentures which will mature on September 15, 2009. The Debentures will be issued under the Indenture dated as of July 1, 1995 between the Company and The Fifth Third Bank, as Trustee (the "Trustee"), as supplemented by a Fourth Supplemental Indenture dated as of September 17, 1999. The Debentures will be designated as specified on the cover of this Prospectus Supplement. The Debentures will be limited to a total of $20,000,000 aggregate principal amount.

    We will pay interest at an annual rate of 7.875% on the Debentures on March 15 and September 15 of each year beginning March 15, 2000. Interest will accrue from September 17, 1999. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months.

    Interest will be paid to holders of record on the business day immediately preceding the interest payment date. A business day shall be any day other than a day that banking institutions in the City of New York are authorized or obligated to close.

    Principal of, premium (if any) and interest on the Debentures will initially be payable and the Debentures will be transferable at the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, provided that payment of interest may be made at the option of the Company by checks mailed to the registered holders of the Debentures.

    The Debentures will not be secured and will rank equally with any other indebtedness which is issued under the Indenture and not specifically subordinated to the Debentures.

REDEMPTION

    Subject to the terms of the Indenture, we will have the right to redeem the Debentures, in whole but not in part, from time to time and at any time (such redemption, an "Optional Redemption", and the date thereof, the "Optional Redemption Date") upon not less than 30 days' notice to the holders, at a redemption price equal to the sum of (A) the greater of (i) 100% of the principal amount of the Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, less the Applicable Accrued Interest Amount plus (B) the Applicable Accrued Interest Amount.

    "Applicable Accrued Interest Amount" means, at the Optional Redemption Date, the amount of interest accrued and unpaid from the prior interest payment date to the Optional Redemption Date on the Debentures subject to the Optional Redemption determined at the rate per annum shown in the title thereof, computed on the basis of a 360-day year of twelve 30-day months.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures to be redeemed pursuant to the Optional Redemption. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to the Optional Redemption Date, the average of the Reference Treasury Dealer Quotations for such Optional Redemption Date.

    "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Remaining Scheduled Payments" means, with respect to any Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the Optional Redemption Date but for the Optional Redemption.

    "Treasury Rate" means, with respect to the Optional Redemption Date (if any), the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

    The Debentures will not be redeemable at the option of any holder prior to maturity and will not be subject to any sinking fund.

GLOBAL SECURITIES

    We will issue the Debentures in book-entry only form, which means that they will be represented by one permanent global certificate registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here as "book-entry only."

    DTC will keep a computerized record of its participants (for example, your broker) whose clients purchased the Debentures. The participant will then keep a record of its clients who purchased the Debentures. The global certificate representing the Debentures may not be transferred, except that DTC, its nominees and their successors may transfer the entire global certificate to one another.

    By using book-entry only form, we will not issue certificates to individual holders of the Debentures or register the ownership interests in the Debentures of such individual holders. Beneficial interests in the global certificate will be shown on, and transfers of interests in the global certificate will be made only through, records maintained by DTC and its participants.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. The Company and the Trustee will treat DTC's nominee as the owner of the global certificate for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the Debentures to owners of beneficial interests in the global certificate.

    It is DTC's current practice, upon receipt of any payment of principal and interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificate as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Debentures on a record date by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global certificate, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee or the Company.

    Debentures represented by the global certificate will be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

    - We instruct the Trustee that the global certificate is now exchangeable;
      or

    - An event of default under the Indenture has occurred and is continuing.

    A further description of the Depositary's procedures with respect to the Debentures is set forth under "Description of Debt Securities--Global Debt Securities" in the accompanying Prospectus.

DEFEASANCE

    The Debentures will be subject to defeasance and covenant defeasance as provided under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

                                  UNDERWRITING

    The Company and Banc One Capital Markets, Inc. (the "Underwriter") have entered into an underwriting agreement dated September 14, 1999 with respect to the offering of the Debentures. Subject to certain conditions, the Underwriter has agreed to purchase from us the $20,000,000 principal amount of Debentures.

    If all the conditions under the underwriting agreement have been met, the Underwriter will purchase all of the Debentures if any are purchased.

    Debentures sold by the Underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement.

    The Debentures are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Debentures.

    In order to facilitate the offering of the Debentures, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriter may overallot in connection with the offering, creating a short position for its own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriter may bid for, and purchase, the

Debentures in the open market. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $80,000.

    An affiliate of the Underwriter engages in various general financing and banking transactions with our affiliates in the ordinary course of business.

    We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

    The validity of the debt securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio. Davis Polk & Wardwell will pass upon certain matters for underwriters, dealers and agents.

PROSPECTUS

                    THE UNION LIGHT, HEAT AND POWER COMPANY
                                  $50,000,000
                                DEBT SECURITIES

                               -----------------

 WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE SUPPLEMENTS CAREFULLY BEFORE
                                  YOU INVEST.

                              -------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE
      NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF
              THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                              -------------------

THE DATE OF THIS PROSPECTUS IS AUGUST 16, 1999

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

    In this prospectus, unless the context indicates otherwise, the words "ULH&P," "we," "our," "ours" and "us" refer to The Union Light, Heat and Power Company.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to ULH&P and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated into this prospectus by reference.

    We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the debt securities. You may request a copy of these filings at no cost, by writing or telephoning the office of Mr. William L. Sheafer, Vice President and Treasurer, The Union Light, Heat and Power Company, 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 287-2644.

                                  THE COMPANY

    We are an electric and gas public utility company incorporated in Kentucky. We are primarily engaged in the transmission, distribution, and sale of electric energy and the sale and transportation of natural gas in northern Kentucky. The area we serve with electricity, gas, or both covers approximately 500 square miles, has an estimated population of 322,000 people, and includes the cities of Covington and Newport in Kentucky.

    We are a wholly-owned subsidiary of The Cincinnati Gas and Electric Company, an exempt holding company under the Public Utility Holding Company Act of 1935. The Cincinnati Gas and Electric Company is a wholly owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935.

    Our principal executive offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 287-2644.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes including repayment of debt and construction costs.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for the three months ended March 31, 1999 and for each year of the five year period ended December 31, 1998 in reverse chronological order, were 7.09, 4.40, 5.09, 4.98, 3.05 and 2.31, respectively.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under the Indenture dated as of July 1, 1995 as supplemented.

    We have summarized certain terms and provisions of the Indenture. The summary is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read the Indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

GENERAL

    The Indenture allows us to issue debt securities in an unlimited amount from time to time.

    The debt securities will be unsecured obligations of ULH&P.

    The relevant prospectus supplement will describe the terms of any debt securities being offered, including:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the principal of any of the debt securities will be payable;

    - the rate or rates at which any of the debt securities will bear interest, if any;

    - the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

    - the right, if any, to extend interest payment periods and the duration of any extension;

    - any redemption, repayment or sinking fund provisions;

    - the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

    - the denominations in which any of the debt securities will be issuable;

    - the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

    - any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of the debt securities due and payable;

    - any addition to or change in the covenants in the Indenture;

    - the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities; and

    - any other terms of the debt securities inconsistent with the provisions of the Indenture.

EXCHANGE, REGISTER AND TRANSFER

    The debt securities of each series will be issuable only in fully registered form without coupons.

    The debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services. You may transfer any debt securities in bearer form and the associated coupons, if any, by delivering them.

GLOBAL SECURITIES

    We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (each "registered global security") that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

    - the depositary may transfer the whole registered global security to a nominee;

    - the depositary's nominee may transfer the whole registered global security to the depositary;

    - the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

    - the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

    The Depository Trust Company, which may be a depositary, currently accepts only debt securities that are denominated in U.S. dollars.

DEPOSITARY ARRANGEMENTS

    We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

    Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

INTEREST AND PREMIUM

    Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

WITHDRAWAL OF DEPOSITARY

    If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

PAYMENT AND PAYING AGENTS

    Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

    Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the debt securities.

EVENTS OF DEFAULT

    Each of the following is defined as an event of default under the Indenture with respect to debt securities of any series:

    - failure to pay principal of or any premium on any debt security of that series when due;

    - failure to pay any interest on any debt security of that series when due, continued for 30 days;

    - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - failure to perform any other of our covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the holders of at least 35% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

    - certain events of bankruptcy, insolvency or reorganization.

    If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

    No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

    (i) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

    (ii) the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee; and

   (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

    We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, or any premium or interest on, any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

    - change the place or currency of payment of principal of or any premium or interest on any debt security;

    - affect the applicability of the subordination provisions to any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

    Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we may specify (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

    Under the Indenture, we may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the debt securities of any series.

    DEFEASANCE AND DISCHARGE. If we elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

    DEFEASANCE OF CERTAIN COVENANTS. If we elect to have the provisions of the Indenture relating to defeasance of certain covenants applied to any debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

TITLE

    ULH&P and the Trustee, and any agent of ULH&P or the Trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Fifth Third Bank is the Trustee under the Indenture. Fifth Third Bank also acts as Trustee for certain unsecured debt securities of our parent, The Cincinnati Gas & Electric Company, and certain of our other affiliates, including Cinergy Corp., Cinergy Global Resources, Inc. and PSI Energy, Inc. Fifth Third Bank also acts as Trustee for certain pollution control revenue bonds of Cincinnati Gas & Electric and PSI, and acts as registrar for the common stock of Cinergy and for the preferred stock of Cincinnati Gas & Electric and PSI. Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for ULH&P, Cincinnati Gas & Electric and PSI.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities directly to purchasers or indirectly through underwriters, dealers or agents. The name of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

    - the terms of the offering of the debt securities;

    - the proceeds we receive from such a sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which we may list the debt securities.

    We may distribute the debt securities from time to time in one or more transactions at:

    - a fixed price;

    - prices that may be changed;

    - market prices at the time of sale;

    - prices related to prevailing market prices; and

    - negotiated prices.

    We will describe the method of distribution in the relevant prospectus supplement.

    If we use underwriters with respect to a series of debt securities, we will set forth in the relevant prospectus supplement:

    - the name of the managing underwriter, if any;

    - the name of any other underwriters; and

    - the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

    The underwriters will acquire any debt securities for their own accounts and they may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

    Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any debt securities will:

    - entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

    - subject the obligations of the underwriters to certain conditions precedent; and

    - obligate the underwriters to purchase all debt securities offered in a particular offering if any such debt securities are purchased.

    In connection with an offering of debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, underwriters may:

    - overallot in connection with the offering, creating a syndicate short position;

    - bid for, and purchase, debt securities in the open market to cover syndicate short positions;

    - bid for, and purchase, debt securities in the open market to stabilize the price of the debt securities; and

    - reclaim selling concessions allowed for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise.

    Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    If we use a dealer in an offering of debt securities, we will sell such debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

    If we use an agent in an offering of debt securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a prospectus supplement may be considered underwriters of the debt securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

    We may solicit offers to purchase debt securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

    If we authorize underwriters or other agents to solicit offers to purchase debt securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

    - we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

    - if we are also selling the debt securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

    We will set forth in the relevant prospectus supplement the anticipated delivery date of debt securities and the prospectus delivery obligations of dealers.

                                 LEGAL MATTERS

    The validity of the debt securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                                    EXPERTS

    The financial statements and schedule incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.